FOR IMMEDIATE RELEASE

Contacts:
Indus International Inc. Gary Frazier, Dir. Corporate Communications 770/989-4188, gary.frazier@indus.com	Kalt Rosen & Co. Pierre Hirsch/Howard Kalt 415/397-2686

Indus President and CEO Terminates 10b5-1 Share Trading Plan

ATLANTA, June 1, 2005 – Indus International Inc. (NASDAQ: IINT), a leading provider of Service Delivery Management (SDM)™ solutions, today announced that President and CEO Greg Dukat has terminated his prearranged 10b5-1 trading plan for the company’s shares. The plan had been established in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, and the company’s policies with respect to insider sales. Dukat did not sell any of his company shares under the plan.

About Indus International
Indus is a leading provider of Service Delivery Management (SDM) solutions, which help clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries — including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.

###